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News Release

Media Contact:	Gail Warner	Goodrich Corporation
Phone:	704 423 7048	Four Coliseum Centre
2730 West Tyvola Road
Charlotte, NC 28217-4578
Tel: 704 423 7000
Investor Contact:	Paul Gifford	Fax: 704 423 7127
Phone:	704 423 5517	www.goodrich.com

Goodrich Announces Fourth Quarter and Full Year 2002 Results

CHARLOTTE, NC, February 6, 2003 – Goodrich Corporation (NYSE: GR) announced today that fourth quarter 2002 income from continuing operations was $12 million, or $0.11 per diluted share. Sales for the fourth quarter were $1.2 billion.

For the full year of 2002, income from continuing operations was $166 million, or $1.57 per diluted share, on sales of $3.9 billion.

Included in income from continuing operations were special items, after-tax, of $60 million, or $0.55 per diluted share, for the fourth quarter, and $78 million, or $0.74 per diluted share, for the full year 2002. The most significant of these items relates to the non-cash inventory step-up and in-process R&D purchase accounting adjustments in connection with the recently acquired TRW Aeronautical Systems businesses, which are being reported for the first time in the fourth quarter. The special items are discussed and reconciled at the total company level in the table below. The financial tables contained later in this release include a more detailed reconciliation at both the company level and the segment level. Special items include certain acquisition-related and consolidation costs, gains or losses on the sale of businesses, results of discontinued operations, asset impairment charges and other restructuring costs.

To provide an appropriate basis for comparison to prior year results, the balance of the discussion in this release will focus on results excluding special items.

Revenue and Earnings Reconciliation – 4th Quarter		EPS		EPS
(Dollars in Millions)	4Q 2002	Impact	4Q 2001	Impact

Revenue	$1,181		$1,053

Net income (loss) – as reported	$12	$0.11	$(54)	$(0.53)
Loss from discontinued operations	—		$3	$0.03
Income (loss) from continuing operations	$12	$0.11	$(51)	$(0.50)
Add back — Special items:
Inventory Step-up (TRW AS related)	$40	$0.36	—	—
In-process R&D (TRW AS related)	$12	$0.12	—	—
Other special items (GR legacy related)	$8	$0.07	$124	$1.19
Subtotal – Special items	$60	$0.55	$124	$1.19
Income excluding special items	$72	$0.66	$73	$0.69
Amortization of Goodwill – After Tax			$5	$0.05
Income excluding special items and goodwill amortization	$72	$0.66	$78	$0.74
Average shares outstanding (millions)	109.1		105.2

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Fourth quarter 2002 income from continuing operations, excluding special items, was $72 million, or $0.66 per diluted share, compared to $78 million, or $0.74 per diluted share, excluding goodwill amortization, for the fourth quarter of 2001. The reduction in income, compared to the fourth quarter 2001, is primarily due to weakness in commercial aerospace markets resulting from the decrease in airline travel and the downturn in commercial aircraft production rates, partially offset by income from Aeronautical Systems. Also contributing to the reduction in income was weakness in the industrial gas turbine and general aviation market segments.

Revenue and Earnings Reconciliation – Full Year		EPS		EPS
(Dollars in Millions)	2002	Impact	2001	Impact

Revenue	$3,910		$4,185

Net income – as reported	$118	$1.14	$289	$2.76
(Income) loss from discontinued operations	$12	$0.09	$(112)	$(1.11)
Cumulative effect of change in accounting	$36	$0.34	—	—
Income from continuing operations	$166	$1.57	$177	$1.65
Add back — Special items:
Inventory Step-up (TRW AS related)	$39	$0.38	—	—
In-process R&D (TRW AS related)	$12	$0.12	—	—
Other special items (GR legacy related)	$27	$0.24	$129	$1.22
Subtotal – Special items	$78	$0.74	$129	$1.22
Income excluding special items	$244	$2.31	$306	$2.87
Amortization of Goodwill – After Tax			$23	$0.21
Income excluding special items and goodwill amortization	$244	$2.31	$329	$3.08
Average shares outstanding (millions)	105.5		106.9

Full year income from continuing operations, excluding special items, was $244 million, or $2.31 per diluted share, compared to $329 million, or $3.08 per diluted share, excluding goodwill amortization, for the full year 2001. The full year reduction in income is primarily for the same reasons noted above.

Free Cash Flow
(Dollars in Millions)	4Q2002	4Q2001	2002	2001

Cash flow from Operations	$183	$172	$539	$383
Add back – Cash payments for special items	$11	$8	$55	$30
Less – Capital expenditures	$(51)	$(55)	$(107)	$(190)
Free cash flow	$143	$125	$487	$223

Free cash flow (defined as operating cash flow from continuing operations adjusted for cash payments related to special items, less capital expenditures) continued to be very strong for the fourth quarter 2002 at $143 million, compared to $125 million for the fourth quarter 2001. Full year 2002 free cash flow was $487 million, compared to $223 million in 2001. The primary reasons for the increased free cash flow, compared to the prior year, were the timing of tax payments and refunds, decreased capital expenditures and lower working capital. Cash payments related to special items, which are not included in the free cash flow noted above, were $11 million in the fourth quarter 2002, compared to $8 million for the fourth quarter 2001, and $55 million in 2002, compared to $30 million in 2001.

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Commenting on the company’s performance and near-term strategy, Dave Burner, Chairman and CEO said, “2002 marked a year of significant change and challenge for Goodrich. With the spin-off of EnPro Industries and the acquisition of Aeronautical Systems we have strengthened our position as a leading global supplier of aerospace systems and services. Our proactive restructuring actions in 2002 allowed us to minimize the impact of the current economic conditions on our financial performance, and will allow us to improve our financial performance in the future. In 2003, our focus will be on generating cash flow, reducing debt and completing the integration of Aeronautical Systems.”

Business Highlights

During the fourth quarter of 2002, and in January 2003, Goodrich announced several important developments. Among them:

•	In early 2003, Goodrich’s senior leadership succession plan was formalized. Goodrich announced that Marshall Larsen, currently President and Chief Operating Officer and a member of the Goodrich Board of Directors, will be named CEO in April 2003. Further, the Board intends to elect Mr. Larsen as Chairman in October 2003. This transition process will allow for the orderly transfer of responsibilities leading to Dave Burner’s retirement in April 2004.

•	On October 1, 2002, Goodrich completed the acquisition of Aeronautical Systems for approximately $1.5 billion in cash. The acquired businesses design and manufacture commercial and military aerospace systems and equipment with approximately 6,200 employees located in 22 facilities throughout the world. Significant systems capabilities of the acquired businesses include flight control systems, cargo systems, engine control systems and power generation systems.

•	Goodrich announced an agreement to sell its Avionics business to L-3 Communications for $188 million. The sale, which is expected to close late in the first quarter or early in the second quarter of 2003, is part of Goodrich’s overall plan to monetize assets and pay down debt.

•	Goodrich has completed its post-9/11 restructuring activities. As of the end of 2002, total headcount was reduced by approximately 3,200 personnel. Savings from these activities during 2002 were approximately $125 million, and the company expects to realize annual pre-tax savings in excess of $170 million in 2003 and beyond.

•	Goodrich was chosen to provide the primary and standby air data systems for the Airbus A380 aircraft. Additionally, the company announced the selection of Aeronautical Systems to provide the primary and secondary flight control systems, the variable frequency electrical power system and the cargo handling system for the A380. The newly announced awards, combined with all existing contracts, brings Goodrich’s total

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potential revenues for the A380 program to more than $6 billion over the life of the program.

•	Goodrich was selected by Boeing to supply spoiler assemblies for its Next-Generation 737 aircraft that feature the company’s GRID-LOCK® technology. Additionally, Goodrich signed a follow-on contract with Boeing to continue providing nacelle components for the Next-Generation 737 family. The total value of both contracts is expected to be approximately $300 million.

Fourth Quarter Segment Review

The discussion of segment operating income below excludes special items. Information regarding the comparable GAAP financial measures can be found in the following tables.

Aerostructures and Aviation Technical Services (ATS) – Sales in the fourth quarter decreased 23 percent from the year-ago quarter, from $371 million to $287 million due primarily to a decline in commercial aircraft original equipment (OE) sales and lower sales for heavy maintenance services at ATS. These declines were partially offset by increased aftermarket spare parts sales.

Operating income, excluding special items, increased 4 percent, from $48 million to $50 million. The income associated with the increase of spares sales more than offset the decrease in income resulting from lower OE deliveries. Due largely to continued weak demand for its products and services, ATS reported a loss for the fourth quarter 2002. This loss was significantly less than the loss for the fourth quarter 2001.

Landing Systems — Sales for the fourth quarter 2002 declined 7 percent, to $266 million from $286 million in the fourth quarter of 2001. Decreased deliveries of new large commercial aircraft resulted in a decline in sales for commercial OE landing gear. These declines were partially offset by increased sales to military programs such as the C-17, F-14 and F-16 programs.

Operating income, excluding special items, increased 29 percent to $49 million. Operating income declines associated with reduced commercial landing gear OE sales were more than offset by increased savings from restructuring activities, increased military sales and fewer sales incentives for wheels and brakes on new deliveries of commercial aircraft.

Engine and Safety Systems – Sales decreased 18 percent, from $186 million in the fourth quarter 2001 to $153 million in the fourth quarter of 2002. The largest component of the sales decline related to products and services that Goodrich supplies to the industrial power generation market segment. The remainder of the decline resulted primarily from lower OE and aftermarket sales.

Operating income, excluding special items, declined 36 percent to $18 million. This decline was primarily due to the volume decreases noted above. Margins declined disproportionately due to unfavorable changes in mix, which shifted sales away from higher margin aftermarket products, such as evacuation slides, de-icing equipment and power generation engine components.

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Electronic Systems – Sales for the fourth quarter 2002 increased slightly to $211 million, from $210 million in the fourth quarter 2001. Increased sales in the Optical and Space Systems business was partially offset by lower sales for commercial aerospace products and services.

Operating income, excluding special items, decreased 2 percent from the year-ago quarter, to $39 million. Increased operating income in the Optical and Space Systems business was slightly more than offset by increased engineering expenditures in the Sensors business, sales mix shifts to lower margin products in the Sensors and Lighting businesses and an unfavorable foreign exchange rate impact in the Lighting business.

Aeronautical Systems – Sales for the fourth quarter were $264 million, and operating income, excluding special items, was $8 million. This is the first period this segment has been reported as a part of Goodrich. The weak operating income was primarily a result of significant investment in new program development and decreased OE sales volume. Future results should benefit from reductions in overhead and other costs as the businesses are integrated into Goodrich.

Effective January 1, 2003, Goodrich reorganized into three strategic business segments – Airframe Systems, Engine Systems and Electronic Systems. Financial data will be reported on these three segments starting with the first quarter 2003, and prior period results will be restated, as appropriate.

Financing and integration of Aeronautical Systems

Excellent progress has been made on completing the financing for the acquisition, and on integration of Aeronautical Systems into Goodrich. The acquisition was originally financed with a $1.5 billion bridge loan. In the fourth quarter of 2002, Goodrich repaid $1.3 billion of the bridge loan primarily through the use of cash flow from prior asset monetization, cash flow from operations, the successful completion of a secondary offering of common stock and the issuance of $800 million of 5 and 10-year notes. The balance of the bridge loan is expected to be repaid with the proceeds from the sale of the Avionics business.

Integration of Aeronautical Systems is proceeding as scheduled, and the company expects to realize annual cost savings of approximately $30-$40 million, net of anticipated incremental costs, by the beginning of 2005. Progress thus far includes:

•	As part of an overall company reorganization, the Aeronautical Systems has been aligned into five focused strategic business units (SBU). In most cases, the newly formed SBU’s incorporate related legacy Goodrich business activities to maximize synergies.

•	Subsequent to the acquisition, 475 headcount reductions, or approximately 8% of the workforce on the day of closing, have been identified, including those associated with facilities rationalization and administrative staff reductions.

•	To take advantage of Aeronautical Systems’ expertise in the area of supplier cost management, a company-wide team has been set up to lead the development and

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implementation of strategic sourcing initiatives across Goodrich. Along with ongoing continuous improvement activities, this is expected to generate substantial future cost savings.

Pension plan status

As previously announced, due to significant declines in the financial markets during 2002, Goodrich’s pension plans were underfunded at December 31, 2002. During the fourth quarter the company recognized a non-cash charge to equity of $328 million after-tax. This charge did not impact reported net income, and will reverse in future periods if interest rate increases, improved investment results, or contributions cause the pension plans to return to a fully funded status.

As a result of the underfunded status of the pension plans at year-end 2002 and a reduction in the expected return on plan assets, non-cash pension expense will be approximately $49 million pre-tax ($33 million after-tax, or $0.25 per diluted share) higher in 2003 than in 2002. For 2003, total non-cash pension expense is expected to be approximately $82 million, or $0.47 per diluted share. These values reflect a discount rate of 6.875%, compared to the prior rate of 7.5%, and an expected return on plan assets of 9.0%, compared to the 9.25% rate used in 2002.

During the fourth quarter 2002, Goodrich voluntarily contributed $25 million to its pension plans. Further voluntary contributions will be considered for 2003, although no mandatory funding is expected to be required for 2003 or 2004.

Outlook for 2003

The current world economic and political environment is uncertain and subject to rapid and radical change. As a result, forecasting with any degree of accuracy in this environment is difficult. The company has based its outlook for 2003 on various assumptions that may change over the course of the year. The outlook described below assumes that there is no significant adverse impact on Goodrich and its customers from potential military conflicts or acts of terrorism. Additionally, it does not assume additional airline bankruptcy filings.

Regarding the market segments in which Goodrich operates, the outlook also assumes that the demand for large commercial transport original equipment declines in line with manufacturers’ forecasts for delivery, from 684 deliveries in 2002 to about 550 in 2003. Aftermarket sales are expected to be relatively flat, as the airlines continue a slow recovery from the events of September 11, 2001 and in view of the current economic conditions. Regional and business sales should show a slight increase in 2003 as deliveries of new regional jets continue to be relatively strong, and military sales should increase roughly in line with global military budgets.

Overall sales are expected to increase to between $4.4 and $4.5 billion in 2003. These expectations include the full year contribution of Aeronautical Systems, and the loss of between $100 — $200 million in sales associated with businesses, such as Avionics, that are expected to be divested in 2003 and treated as discontinued operations.

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Segment operating income is expected to improve slightly in 2003, excluding special items, due to the successful implementation of the company’s restructuring actions and the expected positive contribution from Aeronautical Systems. However, because of higher pension expense and the lower margins in Aeronautical Systems, overall margins are expected to decline in 2003.

Based on the assumptions and expectations noted above, Goodrich expects 2003 earnings per diluted share, excluding special items, to be between $1.70 and $1.85. Special items for 2003 are expected to be approximately $20 to $25 million, pre-tax, or between $0.11 and $0.14 per diluted share, based on the restructuring activities identified to date. Thus, including special items, diluted EPS is expected to be between $1.55 and $1.70 on an “as reported” basis. Further weakness in served markets may result in additional restructuring actions.

Free cash flow generation continues to be a key focus for Goodrich, and for 2003 Goodrich expects free cash flow well above 100% of net income, excluding special items. Cash payments in 2003 for special items that have already been announced, or are anticipated at this time, are expected to be between $35 and $45 million.

The tables that follow provide more detailed information about Goodrich results.

Goodrich Corporation, A Fortune 500 company, is a leading global supplier of systems and services to the aerospace industry. If there’s an aircraft in the sky – we’re on it. Goodrich technology is involved in making aircraft fly ... helping them land ... and keeping them safe. Serving a global customer base with significant worldwide manufacturing and service facilities, Goodrich is one of the largest “pure play” aerospace companies in the world. For more information, visit http://www.goodrich.com.

Forward-looking Statements

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to: the extent to which the Company is successful in integrating Aeronautical Systems and achieving expected operating synergies; the extent to which the Company is successful in completing the sale of its Avionics business; global demand for aircraft spare parts and aftermarket services; the impact of the terrorist attacks on September 11, 2001 and their aftermath; the timing related to restoring consumer confidence in air travel; the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry; demand for and market acceptance of

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new and existing products, such as the Airbus A380 and the Joint Strike Fighter; potential cancellation of orders by customers; successful development of products and advanced technologies; competitive product and pricing pressures; the solvency of Coltec Industries Inc at the time of and subsequent to the spin-off of EnPro Industries, Inc. and the ability of Coltec’s subsidiaries to satisfy their asbestos-related liabilities following the spin-off; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the Company competes, such as changes in currency exchange rates, inflation rates, recession and other external factors over which the Company has no control; and the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts). Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the company’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

The Company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

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GOODRICH CORPORATION
(Dollars in millions except per share amounts)

	Three Months Ended
	December 31,

	2002	2002	2001	2001
	As Reported	As Adjusted(A)	As Reported	As Adjusted(B)

Sales	$1,181.4	$1,181.4	$1,052.8	$1,052.8

Operating Income (Loss)	61.7	145.0	(49.9)	137.0
Interest Expense	(36.3)	(36.3)	(24.4)	(24.4)
Interest Income	6.7	6.7	5.2	5.2
Other Income (Expense) — net	(4.5)	(4.5)	(4.0)	(4.0)

Income (Loss) before Income Taxes and Trust Distributions	27.6	110.9	(73.1)	113.8
Income Tax (Expense) Benefit	(13.3)	(36.6)	24.6	(38.1)
Distributions on Trust Preferred Securities	(2.6)	(2.6)	(2.6)	(2.6)

Income (Loss) from Continuing Operations	11.7	71.7	(51.1)	73.1
Income (Loss) from Discontinued Operations	—	—	(3.3)	—

Net Income (Loss)	$11.7	$71.7	$(54.4)	$73.1

Income (Loss) Per Share:
Basic
Continuing Operations	$0.11	$0.66	$(0.50)	$0.72
Discontinued Operations	—	—	(0.03)	—

Net Income	$0.11	$0.66	$(0.53)	$0.72

Diluted
Continuing Operations	$0.11	$0.66	$(0.50)	$0.69
Discontinued Operations	—	—	(0.03)	—

Net Income	$0.11	$0.66	$(0.53)	$0.69

Weighted — Average Number of Shares Outstanding (in millions):
Basic	108.9	108.9	101.9	101.9

Diluted	109.1	109.1	102.4	105.2

(A)	Results exclude the effect of a $12.0 million charge ($8.0 million after-tax), or $0.07 a diluted share for merger-related and consolidation costs, a $12.5 million charge ($12.5 million after-tax), or $0.12 a diluted share for the write-off of in-process research and development acquired in the Aeronautical Systems acquisition and a $58.8 million charge ($39.5 million after-tax), or $0.36 a diluted share for the Aeronautical Systems inventory step-up adjustment.

(B)	Results exclude the effect of a $92.4 million charge ($61.4 million after-tax), or $0.59 a diluted share for merger-related and consolidation costs and a $94.5 million charge ($62.8 million after-tax), or $0.60 a diluted share recorded in cost of sales for inventory adjustments. Results also exclude the after-tax effect of income (loss) from discontinued operations ($3.3 million, or $0.03 a diluted share). Weighted average diluted shares as adjusted include 2.8 million potential shares for assumed conversions of convertible preferred securities that were anti-dilutive on an as reported basis.

GOODRICH CORPORATION
(Dollars in millions except per share amounts)

	Year Ended
	December 31,

	2002	2002	2001	2001
	As Reported	As Adjusted(A)	As Reported	As Adjusted(B)

Sales	$3,910.2	$3,910.2	$4,184.5	$4,184.5

Operating Income	361.3	473.9	384.6	586.4
Interest Expense	(106.2)	(106.2)	(107.8)	(107.8)
Interest Income	32.6	32.6	24.1	24.1
Other Income (Expense) — net	(18.1)	(20.5)	(19.2)	(26.4)

Income before Income Taxes and Trust Distributions	269.6	379.8	281.7	476.3
Income Tax (Expense) Benefit	(93.2)	(125.3)	(94.3)	(159.5)
Distributions on Trust Preferred Securities	(10.5)	(10.5)	(10.5)	(10.5)

Income from Continuing Operations	165.9	244.0	176.9	306.3
Income (Loss) from Discontinued Operations	(11.9)	—	112.3	—
Cumulative Effect of Change in Accounting	(36.1)	—	—	—

Net Income	$117.9	$244.0	$289.2	$306.3

Income (Loss) Per Share:
Basic
Continuing Operations	$1.60	$2.35	$1.72	$2.97
Discontinued Operations	(0.11)	—	1.08	—
Cumulative Effect of Change in Accounting	(0.35)	—	—	—

Net Income	$1.14	$2.35	$2.80	$2.97

Diluted
Continuing Operations	$1.57	$2.31	$1.65	$2.87
Discontinued Operations	(0.09)	—	1.11	—
Cumulative Effect of Change in Accounting	(0.34)	—	—	—

Net Income	$1.14	$2.31	$2.76	$2.87

Weighted — Average Number of Shares Outstanding (in millions):
Basic	103.7	103.7	103.1	103.1

Diluted	105.5	105.5	106.9	106.9

(A)	Results exclude the effect of a $41.3 million charge ($27.7 million after-tax), or $0.26 a diluted share for merger-related and consolidation costs, a $12.5 million charge ($12.5 million after-tax), or $0.12 a diluted share for the write-off of in-process research and development acquired in the Aeronautical Systems acquisition, a $58.8 million charge ($39.5 million after-tax), or $0.38 a diluted share for the Aeronautical Systems inventory step-up adjustment and a $2.4 million pre-tax gain ($1.6 million after-tax), or $0.02 a diluted share in other income (expense) from the sale of a portion of the Company’s interest in a business. Results also exclude the after-tax effect of the loss from discontinued operations ($11.9 million, or $0.09 a diluted share) and the cumulative effect of change in accounting ($36.1 million, or $0.34 a diluted share).

(B)	Results exclude the effect of a $107.3 million charge ($71.3 million after-tax), or $0.67 a diluted share for merger-related and consolidation costs, a $94.5 million charge ($62.8 million after-tax), or $0.59 a diluted share recorded in cost of sales for inventory adjustments and a $7.2 million gain ($4.7 million after-tax), or $0.04 a diluted share from the sale of a portion of the Company’s interest in a business. Results also exclude the after-tax effect of income from discontinued operations ($112.3 million, or $1.11 a diluted share).

GOODRICH CORPORATION SEGMENT REPORTING
(Dollars in millions)

	Three Months Ended
	December 31,

	2002	2002	2001	2001
	As Recorded	As Adjusted*	As Recorded	As Adjusted*

Sales:
Aerostructures and Aviation Technical Services	$287.2	$287.2	$370.6	$370.6
Landing Systems	265.8	265.8	286.3	286.3
Engine and Safety Systems	152.7	152.7	186.4	186.4
Electronic Systems	211.3	211.3	209.5	209.5
Aeronautical Systems	264.4	264.4	—	—

Total Sales	$1,181.4	$1,181.4	$1,052.8	$1,052.8

Operating Income:
Aerostructures and Aviation Technical Services	$45.2	$49.8	$(80.2)	$48.1
Landing Systems	48.8	48.9	0.5	37.9
Engine and Safety Systems	12.2	17.7	11.3	27.6
Electronic Systems	37.3	39.1	35.7	40.0
Aeronautical Systems	(62.9)	8.4	—	—

Total Segment Operating Income	80.6	163.9	(32.7)	153.6
Corporate General and Administrative Costs	(18.9)	(18.9)	(17.1)	(16.5)
Merger-related and Consolidation Costs	—	(12.0)	—	(92.4)
In-process research and development written-off	—	(12.5)	—	—
Aeronautical Systems inventory step-up	—	(58.8)	—	—
Restructuring-related inventory adjustments	—	—	—	(94.5)

Total Operating Income	$61.7	$61.7	$(49.8)	$(49.8)

Segment Operating Income as a Percent of Sales :
Aerostructures and Aviation Technical Services	15.7%	17.3%	-21.6%	13.0%
Landing Systems	18.4%	18.4%	0.2%	13.2%
Engine and Safety Systems	8.0%	11.6%	6.1%	14.8%
Electronic Systems	17.7%	18.5%	17.0%	19.1%
Aeronautical Systems	-23.8%	3.2%
Total Segment Operating Income as a Percent of Sales	6.8%	13.9%	-3.1%	14.6%

*	Segment operating income excludes merger-related and consolidation costs. Such amounts are presented separately in the table above.

GOODRICH CORPORATION SEGMENT REPORTING
(Dollars in millions)

	Year Ended
	December 31,

	2002	2002	2001	2001
	As Recorded	As Adjusted*	As Recorded	As Adjusted*

Sales:
Aerostructures and Aviation Technical Services	$1,176.9	$1,176.9	$1,493.6	$1,493.6
Landing Systems	1,038.2	1,038.2	1,149.1	1,149.1
Engine and Safety Systems	638.8	638.8	762.6	762.6
Electronic Systems	791.9	791.9	779.2	779.2
Aeronautical Systems	264.4	264.4	—	—

Total Sales	$3,910.2	$3,910.2	$4,184.5	$4,184.5

Operating Income:
Aerostructures and Aviation Technical Services	$158.1	$169.9	$95.7	$226.0
Landing Systems	138.2	140.1	108.4	153.1
Engine and Safety Systems	58.9	79.2	114.2	131.9
Electronic Systems	128.3	135.3	126.5	133.1
Aeronautical Systems	(62.9)	8.4	—	—

Total Segment Operating Income	420.6	532.9	444.8	644.1
Corporate General and Administrative Costs	(59.3)	(59.0)	(60.2)	(57.7)
Merger-related and Consolidation Costs	—	(41.3)	—	(107.3)
In-process research and development written-off	—	(12.5)	—	—
Aeronautical Systems inventory step-up	—	(58.8)	—	—
Restructuring-related inventory adjustments	—	—	—	(94.5)

Total Operating Income	$361.3	$361.3	$384.6	$384.6

Segment Operating Income as a Percent of Sales :
Aerostructures and Aviation Technical Services	13.4%	14.4%	6.4%	15.1%
Landing Systems	13.3%	13.5%	9.4%	13.3%
Engine and Safety Systems	9.2%	12.4%	15.0%	17.3%
Electronic Systems	16.2%	17.1%	16.2%	17.1%
Aeronautical Systems	-23.8%	3.2%
Total Segment Operating Income as a Percent of Sales	10.8%	13.6%	10.6%	15.4%

*	Segment operating income excludes merger-related and consolidation costs. Such amounts are presented separately in the table above.

GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION
(Dollars in millions)

	Years Ended
	December 31,

	2002	2001

Non-Segment Expenses:
Net Interest Expense	$(73.6)	$(83.7)
– Payment-in-Kind Interest Income	$23.3	$17.6
(included in Net Interest Expense above)
Other Income (Expense), Net:	$(18.1)	$(19.2)
– Discontinued Retiree Health Care	$(18.1)	$(18.2)
– Other Income (Expense)	$(2.4)	$(8.4)
– Other Income (Expense) — sale of business	$2.4	$7.2

	Years Ended
	December 31,

	2002	2001

Preliminary Balance Sheet and Cash Flow Data:
Cash and Cash Equivalents	$149.9	$85.8
Total Debt	$2,512.1	$1,426.4
Net Debt to Capitalization	69.3%	47.2%
Cash flow from operations	$539.2	$382.6
Merger-related and consolidation payments	$55.2	$30.3
Capital Expenditures	$107.3	$190.5
Acquisitions	$1,472.6	$119.2
Dividends	$96.9	$113.7
Depreciation and Amortization	$183.5	$173.8
– Depreciation	$135.6	$108.5
– Amortization	$47.9	$65.3
– Goodwill Amortization (included in	$—	$30.4
Amortization, above)